Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Equity Incentive Plan and the 2016 Employee Stock Purchase Plan of Coupa Software Incorporated of our report dated April 3, 2017, with respect to the consolidated financial statements and schedule of Coupa Software Incorporated included in its Annual Report (Form 10-K) for the year ended January 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

April 3, 2017